AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2012
REGISTRATION NO. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHSIDE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	75-1848732
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

1201 South Beckham
Tyler, Texas 75701
(903) 531-7111
(Address, including zip code, and
telephone number, including area code, of
registrant’s principal executive offices)

Southside Bancshares, Inc. Dividend Reinvestment Plan
(Full Title of the Plan)

Sam Dawson
President & Chief Executive Officer
1201 South Beckham
Tyler, Texas 75701
(903) 531-7111
(Name, address, including zip code, and
telephone number, including area code,
of registrant’s agent for service)

Copies to:
Lesley H. Solomon
Alston & Bird, LLP
1201 West Peachtree Street
Atlanta, Georgia  30309-3424
(404) 881-7364

Approximate Date of Commencement of Proposed sale to the Public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reimbursement plans, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

 Large accelerated filer  ☐    Accelerated filer ☒      Non-accelerated filer ☐   Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE

Common Stock, $1.25 par value per share	1,000,000	$21.25	$21,250,000	$2,435.25
(1)  In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for the Common Stock on the NASDAQ Global Select Market on August 13, 2012 (i.e., as of a date within five business days prior to filing).

PROSPECTUS

SOUTHSIDE BANCSHARES, INC.

Dividend Reinvestment Plan

1,000,000 Shares of Common Stock

This Prospectus relates to 1,000,000 authorized shares of our common stock, par value $1.25 per share (“Common Stock”), offered for purchase under our Dividend Reinvestment Plan (the “Plan”).  Shareholders who elect to participate in the Plan (“Participants”) will be able to reinvest their cash dividends in shares of our Common Stock at the market value determined as provided in the Plan.  Our Transfer Agent will use dividend payments for the accounts of Participants to acquire on behalf of Participants shares of our Common Stock.  This Prospectus relates to dividends reinvested on dividend payment dates subsequent to the date of this Prospectus.  It is suggested that this Prospectus be retained for future reference.

The Plan provides holders of Common Stock with a simple, convenient, and economical method of purchasing additional shares of Common Stock.  Current holders of Common Stock of record are eligible to join and become a Participant in the Plan.  Participation in the Plan is entirely voluntarily and may be terminated at any time.  The Plan offers shareholders the following Investment options:

•
Full Dividend Reinvestment - Shareholders may automatically reinvest all cash dividends paid on all shares of Common Stock registered in their name, including subsequent cash dividends paid on shares acquired under the Plan.

•
Partial Dividend Reinvestment - Shareholders may automatically reinvest cash dividends paid on a specified portion of shares of Common Stock registered in their name, including subsequent cash dividends paid on shares acquired under the Plan, and continue to receive cash dividends paid on the remaining shares.

Holders of Common Stock may enroll and become Participants in the Plan by completing an Authorization Form and forwarding it to our Transfer Agent at the address shown under “Description of Dividend Reinvestment Plan - Enrollment” in exhibit 99. No service fees or brokerage commissions will be charged to Participants for purchases.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “SBSI.”  On August 13, 2012, the last reported sale price of our Common Stock on NASDAQ was $21.54 per share.  You are urged to obtain current market quotations for our Common Stock.  Our principal executive offices are located at 1201 S. Beckham, Tyler, Texas 75701, and our telephone number at that address is (903) 531-7111.

Investing in our common stock involves risks.  See “Risk Factors” on page 4.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of a bank or savings association, and are not insured by the federal deposit insurance corporation or any other governmental agency and may lose value.

The date of this prospectus is August 17, 2012.

You should rely on the information contained in this Prospectus or to which we have referred you or any other information you deem relevant in making an investment decision.  We have not authorized anyone to provide you with information that is different than the information contained or incorporated by reference in this prospectus.  This prospectus may only be used where it is legal to sell these securities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) rules allow us to “incorporate” into this Prospectus information in other documents that we file with the SEC.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information in the documents incorporated by reference is considered to be part of this Prospectus.  The following documents have been filed by us with the SEC (file number 000-12247) and are hereby incorporated by reference in this Prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	Our Current Reports on Form 8-K filed on January 6, 2012, March 13, 2012, May 11, 2012, August 7, 2012 and August 10, 2012;

•
The description of our Common Stock set forth in the Registration Statement on Form 8-A, dated May 12, 1998, filed with the SEC, and any amendment or report filed for the purpose of further updating such description; and

•
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies, without exhibits (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), of the above documents will be delivered to any person to whom a Prospectus is delivered, without charge, upon written or oral request to the Corporation, Attention: Investor Relations, Post Office Box 8444, Tyler, Texas 75711 ((903) 531-7111).

We also maintain a website at www.southside.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at its public reference room located at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The Prospectus, any Prospectus supplement and the documents we incorporate by reference in this Prospectus contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended.  Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to our beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance, and are subject to significant known and unknown risks and uncertainties, which could cause our actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of our expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.  Some of these factors are described in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus, under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following:

•
general economic conditions, either globally, nationally, in the State of Texas, or in the specific markets in which we operate, including, without limitation, the deterioration of the commercial real estate, residential real estate, construction and development, credit and liquidity markets, which could cause an adverse change in our net interest margin, or a decline in the value of our assets, which could result in realized losses;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which we are engaged, including the impact of the Dodd-Frank Act, the Federal Reserve’s actions with respect to interest rates and other regulatory responses to current economic conditions;

•	adverse changes in the status or financial condition of the Government-Sponsored Enterprises (the “GSEs”) impacting the GSEs’ guarantees or ability to pay or issue debt;
•	adverse changes in the credit portfolio of other U.S. financial institutions relative to the performance of certain of our investment securities;
•	economic or other disruptions caused by acts of terrorism in the United States, Europe or other areas;
•
changes in the interest rate yield curve such as flat, inverted or steep yield curves, or changes in the interest rate environment that impact interest margins and may impact prepayments on the mortgage-backed securities portfolio;

•	increases in our nonperforming assets;
•	our ability to maintain adequate liquidity to fund operations and growth;
•	the failure of our assumptions underlying allowance for loan losses and other estimates;
•	unexpected outcomes of, and the costs associated with, existing or new litigation involving us;

•	changes impacting our balance sheet and leverage strategy;
•	risks related to actual U.S. agency mortgage-backed securities prepayments exceeding projected prepayment levels;
•
risks related to U.S. agency mortgage-backed securities prepayments increasing due to U.S. Government programs designed to assist homeowners to refinance their mortgage that might not otherwise have qualified;

•	our ability to monitor interest rate risk;
•	significant increases in competition in the banking and financial services industry;
•	changes in consumer spending, borrowing and saving habits;
•	technological changes;
•	our ability to increase market share and control expenses;
•	the effect of changes in federal or state tax laws;
•	the effect of compliance with legislation or regulatory changes;
•	the effect of changes in accounting policies and practices;
•	risks of mergers and acquisitions including the related time and cost of implementing transactions and the potential failure to achieve expected gains, revenue growth or expense savings;
•	credit risks of borrowers, including any increase in those risks due to changing economic conditions; and
•	risks related to loans secured by real estate, including the risk that the value and marketability of collateral could decline.

All written or oral forward-looking statements made by us or attributable to us are expressly qualified by this cautionary notice.  Any forward-looking statement speaks only as of the date on which it is made.  We disclaim any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

THE CORPORATION

We were incorporated in Texas in 1982 and serve as the bank holding company for Southside Bank (the “Bank”), headquartered in Tyler, Texas. Tyler has a metropolitan area population of over 200,000 and is located approximately 90 miles east of Dallas, Texas and 90 miles west of Shreveport, Louisiana.  The Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas.

At June 30, 2012, we had total assets of $3.4 billion, total loans of $1.2 billion, deposits of $2.4 billion, and shareholders’ equity of $263 million.  We had net income of $39.1 million and $39.1 million and fully diluted earnings per common share of $2.27 and $2.25 for the years ended December 31, 2011 and 2010, respectively.  We have paid a cash dividend every year since 1970 (including dividends paid by Southside Bank prior to the incorporation of Southside Bancshares).

We are a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that we serve.  These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.

Our consumer loan services include 1-4 family residential mortgage loans, home equity loans, home improvement loans, automobile loans and other installment loans.  Commercial loan services include short-term working capital loans for inventory and accounts receivable, short and medium-term loans for equipment or other business capital expansion, commercial real estate loans and municipal loans.  We also offer construction loans for 1-4 family residential and commercial real estate.

We offer a variety of deposit accounts with a wide range of interest rates and terms, including savings, money market, interest and noninterest bearing checking accounts and certificates of deposit (“CDs”).  Our trust services include investment management, administration and advisory services, primarily for individuals and, to a lesser extent, partnerships and corporations.  At December 31, 2011, our trust department managed approximately $718.5 million of trust assets.

We and our subsidiaries are subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Texas Department of Banking (the “TDB”) and the Federal Deposit Insurance Corporation (the “FDIC”) and are subject to numerous laws and regulations relating to internal controls, the extension of credit, making of loans to individuals, deposits, and all other facets of our operations.

Our administrative offices are located at 1201 S. Beckham Avenue, Tyler, Texas 75701, and our telephone number is 903-531-7111.  Our website can be found at www.southside.com.

Our primary source of income is dividends received from the Bank.  Dividend payments are, among other things, based on bank earnings, deposit growth and capital position in compliance with regulatory guidelines.  Management presently anticipates that future increases in the capital of the Bank will be accomplished through earnings retention or capital injection, although there is no assurance of any future increases.

RISK FACTORS

An investment in our common stock is subject to risks inherent to our business.  Before making an investment decision, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 under the section entitled “Item 1A. Risk Factors” and from our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results, which could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

UPDATED EARNINGS PER COMMON SHARE DATA

On March 29, 2012, our board of directors declared a 5% stock dividend to record holders of our common stock as of April 18, 2012, payable on May 9, 2012.  As a result, the earnings per common share data previously reported in our Annual Report on Form 10-K for the year ended December 31, 2011, has been adjusted to give retroactive recognition to stock dividends.  The following table sets forth our net income and earnings per common share, as adjusted, for each of the fiscal years in the five-year period ended December 31, 2011.

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands, except per share data)
Net Income Attributable to Southside Bancshares, Inc.	$39,133	$39,103	$44,396	$30,696	$16,684

Earnings Per Common Share:

Basic	$2.27	$2.25	$2.58	$1.82	$1.00

Diluted	$2.27	$2.25	$2.56	$1.78	$0.97

DIVIDEND PAYMENT HISTORY

We have declared cash dividends of $0.38 per share and paid cash dividends of $0.38 per share during the six months ended June 30, 2012.  We have declared and paid cash dividends of $0.90 and $0.85 per share during the fiscal years ended December 31, 2011 and 2010, respectively.  Future dividends will depend on our earnings, financial condition and other factors, which our Board of Directors considers to be relevant.

We cannot assure the continuation of dividend payments.  Participants should recognize and understand that we cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

DESCRIPTION OF DIVIDEND REINVESTMENT PLAN

This section of the prospectus summarizes the material terms and conditions of the Southside Bancshares, Inc. Dividend Reinvestment Plan. The following summary is qualified entirely by reference to the complete text of the terms and conditions of the Plan, which are attached to the accompanying Authorization Form and are incorporated into this prospectus by reference.  We encourage you to read the Terms and Conditions of the Plan in their entirety.

Purpose - The Plan provides holders of our Common Stock who elect to participate in the Plan with a convenient and economical method of reinvesting their cash dividends to purchase additional shares of Common Stock.

Participation - All holders of record of shares of Common Stock are eligible to participate in the Plan.  In order to participate in the Plan, a beneficial owner of shares of Common Stock registered in a name other than his own must become a holder of record of shares by having shares transferred into his name or make arrangements with the record holder to participate in the Plan on his behalf.  Participants must maintain their status as shareholders of record to participate directly in the Plan.  Disposal of all of a Participant’s shares of Common Stock will constitute an automatic termination of participation in the Plan.

Enrollment - Holders of record of Common Stock may enroll in the Plan at any time by signing and returning the enclosed Authorization Form to the Transfer Agent:

Computershare Trust Company, Inc., Transfer Agent
350 Indiana Street, Suite 750
Golden, Colorado  80401

If a shareholder’s Authorization Form is received by our transfer agent, Computershare Trust Company, Inc. (the “Transfer Agent”), prior to the close of business on the record date for payment of a cash dividend, reinvestment of the Participant’s dividends with respect to the designated portion of shares of Common Stock will begin with that dividend payment.  If, however, a shareholder’s Authorization Form is received by the Transfer Agent after the close of business on the record date for payment of a cash dividend, that shareholder’s dividend will be paid in cash and participation in the Plan will begin with the next cash dividend payment.  For example, if our Board authorizes the payment of a dividend on December 16 to holders of our Common Stock as of December 1, you would need to submit your Authorization Form to the Transfer Agent prior to the close of business on December 1, the record date for a dividend payment.  If the Transfer Agent received your Authorization Form prior to the close of business on the record date, you would be enrolled in the Plan for that dividend.  If, however, the Transfer Agent received your Authorization Form after the close of business on the record date, then the first dividend reinvestment under the Plan that you would participate in would be the next dividend payment date occurring after December 16.  After enrollment, all future cash dividends, as designated on the Authorization Form, will be automatically reinvested until the earlier of (i) receipt by the Transfer Agent of written notice of termination from you, (ii) you ceasing to be a shareholder of record, or (iii) suspension or termination of the Plan by the Corporation.  During participation in the Plan, a Participant’s dividends will be reinvested according to the directions given to the Transfer Agent on the Authorization Form.

The Authorization Form directs the Transfer Agent to reinvest all of the Participant’s cash dividends, including dividends received on shares acquired by the Participant under the Plan, in shares of Common Stock, unless otherwise specified.  The Participant, however, has the option to designate on the Authorization Form that the Transfer Agent reinvest only those cash dividends declared on a portion of the shares of Common Stock registered in his name.  If the latter option is chosen, the dividends declared on the remaining shares will continue to be paid in cash.  A Participant may change his investment option at any time by signing a new Authorization Form and returning it to the Transfer Agent.

Administration - The Transfer Agent administers the Plan for Participants.  The Transfer Agent, upon reinvestment of dividends for the Participant, will issue fractional shares which will increase the accuracy of our shareholder accounting and provide a cost savings to the Corporation.  The Transfer Agent will forward a quarterly stock ownership statement representing the shares purchased with the cash dividend to the Participant as soon as is practicable.  Those participants desiring stock certificates may request issuance of any full shares at any time after the reinvestment procedure is complete.  However, a reasonable service charge may be assessed at the time of a Participant's withdrawal from the Plan or at any time a share certificate is requested by a Participant.

Purchases and Purchase Price - Shares of Common Stock will be purchased for dividend reinvestment under the Plan on the date that the cash dividend payment on shares of the Common Stock is made (the “Investment Date”).  Historically, cash dividends on the Common Stock have been paid quarterly.  Shares of Common Stock will be acquired from the authorized but unissued shares of Common Stock of the Corporation.  Participants become record owners of shares purchased under the Plan as of the Investment Date.

The purchase price of shares of Common Stock purchased with reinvested cash dividends will be the market price of such shares on the Investment Date, or if not traded that day, the previous day a trade occurred.  The market price for the Common Stock will be based on the weighted average purchase price of all shares of Common Stock, to the extent known to us, traded on the applicable Investment Date, and if no shares were traded on that day, the weighted average purchase price of all shares of Common Stock on the previous day a trade occurred.  The common stock is traded on the NASDAQ Global Select Market under the symbol “SBSI.”

The number of shares of Common Stock to be purchased on behalf of a Participant depends on the amount of the Participant’s dividend and the market price of the shares on the Investment Date.  Each Participant will be credited with the number of shares, including fractional shares rounded to three decimals, equal to the total amount of his cash dividend divided by the purchase price of the shares acquired on the Investment Date.  Quarterly statements will be provided on the book entry purchases.

Participants in the Plan will be responsible for the entire tax liability associated with the payment of the dividends on the Common Stock despite their participation in the Plan.  Please see “Federal Income Tax Consequences” below.

Delivery of Shares - Through our Transfer Agent, we will issue quarterly statements representing book entry shares to the Participants in the Plan representing the number of shares, including fractional shares rounded to three decimals, purchased under the Plan on their behalf.

Withdrawal and Termination - A Participant may terminate participation in the Plan by submitting a written notice addressed to the Transfer Agent at the address set forth under “Description of Dividend Reinvestment Plan – Enrollment.”

If the notice of termination is received by the Transfer Agent prior to the close of business on dividend record date, the amount of the cash dividend which would otherwise have been invested on the next Investment Date, and all subsequent dividends, will be paid in cash. If the notice of termination is received by the Transfer Agent after close of business on the dividend record date, the amount of the cash dividend to be invested on the next Investment Date will be so invested, but all subsequent dividends will be paid to the Participant in cash. A shareholder may reenroll in the Plan at any time by submitting a new Authorization Form to the Transfer Agent.

If a Participant sells all of the shares of Common Stock registered in his name, the Transfer Agent will terminate his participation in the Plan as of the date that the final dividend on such shares is paid to the Participant.  The transferee of the Participant’s shares must submit a new Authorization Form to the Transfer Agent and request Plan enrollment to participate in the Plan.

If a Participant who is reinvesting the cash dividends on part of the Common Stock registered in his name disposes of a portion of such shares, the Transfer Agent will continue to reinvest the dividends on the remainder of the shares designated by the Participant for dividend reinvestment until the Transfer Agent is otherwise notified by the Participant in writing.

Death of a Participant - On receipt by the Transfer Agent of proper notice of death or incompetency of a Participant, together with any other form or documentation as may be properly required by the Transfer Agent, such Participant’s participation in the Plan can be terminated in the same manner as that of a Participant who withdraws from the Plan.

Cost - The purchase of Common Stock under the Plan is available to Participants without the payment of brokerage commissions or administrative costs of the Plan. However, should the Participant sell any of the shares acquired under the Plan through a broker or dealer, the Participant will be responsible for payment of any applicable brokerage fees, transfer taxes, and similar charges.

Stock Splits and Stock Dividends - In the event of a stock split or a stock dividend, the Participant will be issued additional shares of Common Stock as the result of the split or the dividend on the total shares acquired by the Participant under the Plan.

Shareholder Voting – We will distribute to each Participant proxy material that will enable him to vote all the Common Stock registered in the Participant’s name in connection with each meeting of shareholders.  This will include those shares issued to the Participant under the Plan.

Reports - Each Participant in the Plan will receive a 1099-DIV form reporting the total dividend we are deemed to have paid to the Participant.  The 1099’s are the Participant’s continuing record of the Participant’s dividend income and the Participant’s initial tax basis in the shares issued to the Participant under the Plan and should be retained for tax purposes. In addition, Participants will receive this Prospectus as well as copies of all reports sent to the holders of shares of Common Stock.

Responsibility of the Corporation and Transfer Agent - Neither we nor the Transfer Agent shall be liable for any act done in good faith or for any good faith omission to act when done or omitted in accordance with the terms and conditions of the Plan including, without limitation, any claim of liability arising out of a failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of written notice of such death, the prices at which the shares are purchased on behalf of a Participant or the times when such purchases are made or with respect to any fluctuation in the market value of the Common Stock before or after purchases.  Neither we nor the Transfer Agent have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

You should recognize that we cannot assure profit or protect against a loss on the shares you purchase under the Plan, and we take no position on whether shareholders or investors should participate in the Plan.

Investments Gains or Losses – Your investment in the Plan is no different from any other investment in shares held by you and will be exposed to changes in market conditions and changes in the market value of the shares. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, or the Transfer Agent can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You must make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, or the Transfer Agent can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Risks – The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be any number of additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•	There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares.

•
You have no control over the share price or timing of the purchase of shares under the Plan. You cannot designate a specific price or date at which to purchase Plan shares. As a result, you will not know the exact number of shares purchased until after the investment date.

•
The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NASDAQ Global Select Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell your shares at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in our most recent Annual Reports on Form 10-K and are updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

Suspension, Modification or Termination of the Plan – We may, in our sole discretion, terminate a Participant’s individual participation in the Plan. We may also for any reason terminate, suspend or modify the Plan or any provisions of the Plan at any time.  Participants will be notified, by written notice, of any suspension, modification or termination of the Plan or of the termination of their participation in the Plan.  All notices to Participants shall be mailed to Participants at the address furnished by Participants to the Transfer Agent.

Federal Income Tax Consequences - The following discussion is based upon the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service or opinion of counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service or the courts would agree with the conclusions set forth in this discussion.

This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular Participants in light of their personal circumstances or to certain types of Participants (such as dealers in securities, insurance companies, foreign entities, individuals who are not U.S. citizens or residents, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.  You should consult your own advisor regarding the tax consequences of participation in the Plan.

A Participant whose dividends are reinvested pursuant to the Plan generally will be treated as having received a taxable dividend on the relevant dividend payment date in an amount equal to the fair market value of the shares of Common Stock purchased on the Participant’s behalf. A Participant will be treated, for Federal income tax purposes, as receiving a taxable dividend on each dividend payment date even though such Participant may not receive any cash with which to pay the tax on such income.

We will take the position for Federal income tax purposes that the “fair market value” of the shares will be determined in the same manner as the purchase price for shares purchased under the Plan. Please see the discussion under “Description of Dividend Reinvestment Plan - Purchases and Purchase Price” for a description of how the purchase price is determined.  We believe that this is a reasonable method to calculate the fair market value of the Common Stock.

A Participant’s initial tax basis for the shares of Common Stock purchased with reinvested dividends generally will be equal to the amount of the distribution the Participant is treated as having received for Federal income tax purposes (as described above). This basis would be relevant to a Participant upon the subsequent disposition of the shares received pursuant to the Plan. Gain or loss equal to the difference between the amount realized on the disposition and the tax basis in the shares sold would be realized by the Participant when the shares received pursuant to the Plan are sold or otherwise disposed of. Such gain or loss generally would be capital in character if such shares were a capital asset in the hands of the Participant. A Participant’s holding period for shares obtained pursuant to the Plan will begin on the day after the day the shares are credited to your account.

In the case of a foreign Participant whose dividends are subject to the withholding of U.S. income taxes or to any Participant subject to backup withholding, the tax required to be withheld will be deducted from each dividend payment before it is reinvested in the Common Stock. Thus, only the net amount of the dividend payment available after such withholding would be available to be reinvested under the Plan.

We will report to Participants and to the Internal Revenue Service information sufficient to apprise each of them of the amounts that would constitute dividend or other income as described herein and the amount of any amounts withheld.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OR PARTICIPATION IN THE PLAN, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

DESCRIPTION OF COMMON STOCK

Our authorized capital presently consists of 40,000,000 shares of the Common Stock, par value $1.25 per share, of which 17,358,651 shares were outstanding at June 30, 2012 and an additional 2,023,838 shares were held as treasury stock at June 30, 2012.  Each holder of shares of the Common Stock is entitled to one vote for each share held on all questions submitted to holders of shares of Common Stock.  Holders of Common Stock do not have cumulative voting rights at elections of directors, and the holders of the Common Stock have no preemptive, redemption or conversion rights.  Upon issuance and sale of the shares offered hereby in accordance with the terms of the Plan, such shares will be fully paid and nonassessable.  In the event of any liquidation, dissolution or winding-up of the Corporation, holders of Common Stock are entitled to share ratably in the assets of the Corporation remaining after provision for payment of creditors.

Our articles of incorporation provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms.  Directors elected to each class shall hold office until the expiration of the term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in our bylaws.  This helps ensure the continuity of the Board of Directors and effectively makes it more difficult for potential acquirers of the Corporation to acquire control of the Corporation through control of the Board of Directors.

USE OF PROCEEDS

We cannot determine the number of shares of Common Stock that will be sold under the Plan or the prices at which such shares will be sold.  We intend to use proceeds from the sale of the Common Stock for general corporate purposes, including advances to or investments in our Bank.  We are unable to estimate the amount of the proceeds that will be devoted to any specific purpose.

PLAN OF DISTRIBUTION

Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.

The purchase of Common Stock under the Plan is available to Participants without the payment of brokerage commissions or administrative costs of the Plan. However, should the Participant sell any of the shares acquired under the Plan through a broker or dealer, the Participant will be responsible for payment of any applicable brokerage fees, transfer taxes, and similar charges.

Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report, which contains an adverse opinion on the effectiveness of internal control over financial reporting, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for us by Alston & Bird, LLP, Dallas, Texas.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses to be included in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

SEC registration fee	$2,435.25
Auditor’s fees and expenses	$15,000.00	*
Legal fees and expenses	$25,000.00	*
Miscellaneous	$1,000.00	*
Total	$43,435.25

* Estimated

Item 15.	Indemnification of Directors and Officers.

Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits or otherwise, in the defense of the proceeding.

Article 13 of the Registrant’s Articles of Incorporation limits the liability of directors of the Registrant to the fullest extent permitted by Texas statutory or decisional law. The TBOC currently prohibits the elimination of personal liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide for indemnification rights to its officers and directors to the fullest extent allowed by Texas law. Pursuant to the TBOC and Article 6 of the Company’s Bylaws, the Registrant will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of the Registrant’s directors or officers or because that person served at its request as a present or former partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another corporation, limited liability company, partnership, joint venture, trust or other organization or employee benefit plan. The Registrant will also pay or reimburse expenses incurred by any director or officer in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

The TBOC authorizes a Texas corporation to purchase and maintain insurance to indemnify and hold harmless an existing or former director, officer, employee or agent of the corporation or who is or was serving at the corporation as a representative of another foreign or domestic enterprise, organization or employee benefit plan at the request of the corporation as a partner, director, officer, partner, venturer, proprietor, trustee, employee, administrator, or agent, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a person in such capacity, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Article 6 of the Registrant’s Bylaws authorizes it to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another corporation, limited liability company, partnership or other organization or employee benefit plan, against any expense, liability, or loss asserted against and incurred by such person in such capacity or arising out of such person’s status as such, without regard to whether the Registrant would otherwise have the power to indemnify such person against such expense, liability or loss under Article 6 of the Registrant’s Bylaws or applicable law.

In addition, the Registrant maintains insurance policies, which insures its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description

5	Opinion of Alston & Bird, LLP

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Alston & Bird, LLP (included in the opinion referred to in Exhibit 5 above)

24	Power of Attorney, contained on the signature pages hereto

99	Specimen Authorization Form and Terms and Conditions

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and an deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Security Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler and the State of Texas on August 17, 2012.

SOUTHSIDE BANCSHARES, INC.
(Registrant)

By:	/s/ Lee R. Gibson
Lee R. Gibson,
Senior Executive Vice President and Chief Financial Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints, jointly and severally, Sam Dawson and Lee R. Gibson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, but not limited to, post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and granting unto each of said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all things that each of said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute an instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. G. HARTLEY	Chairman of the Board	August 17, 2012
(B. G. Hartley)	and Director

/s/ ROBBIE N. EDMONSON	Vice Chairman of the Board	August 17, 2012
(Robbie N. Edmonson)	and Director

/s/ SAM DAWSON	President and Chief Executive	August 17, 2012
(Sam Dawson)	Officer and Director (Principal Executive Officer)

/s/ LEE R. GIBSON	Senior Executive Vice President	August 17, 2012
(Lee R. Gibson)	and Chief Financial Officer
(Principal Financial Officer)

/s/ JULIE N. SHAMBURGER	Executive Vice President and	August 17, 2012
(Julie N. Shamburger)	Chief Accounting Officer
(Principal Accounting Officer)

/s/ LAWRENCE ANDERSON	Director	August 17, 2012
(Lawrence Anderson)

/s/ HERBERT C. BUIE	Director	August 17, 2012
(Herbert C. Buie)

/s/ ALTON CADE	Director	August 17, 2012
(Alton Cade)

/s/ PIERRE DE WET	Director	August 17, 2012
(Pierre de Wet)

/s/ BOB GARRETT	Director	August 17, 2012
(Bob Garrett)

/s/ MELVIN B. LOVELADY	Director	August 17, 2012
(Melvin B. Lovelady)

/s/ JOE NORTON	Director	August 17, 2012
(Joe Norton)

/s/ PAUL W. POWELL	Director	August 17, 2012
(Paul W. Powell)

s/ WILLIAM SHEEHY	Director	August 17, 2012
(William Sheehy)

s/ PRESTON SMITH	Director	August 17, 2012
(Preston Smith)

s/ DON THEDFORD	Director	August 17, 2012
(Don Thedford)

INDEX TO EXHIBITS

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Description

5	Opinion of Alston & Bird, LLP

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Alston & Bird, LLP (included in the opinion referred to in Exhibit 5 above)

24	Power of Attorney, contained on the signature pages hereto

99	Specimen Authorization Form and Terms and Conditions